Exhibit 99.1

CONTACTS:	Dennis Oates	Paul A. McGrath	June Filingeri
	Chairman,	VP Administration,	President
	President and CEO	General Counsel and	Comm-Partners LLC
	(412) 257-7609	Corporate Secretary	(203) 972-0186
(412) 257-7603

FOR IMMEDIATE RELEASE

UNIVERSAL STAINLESS NAMES CHRISTOPHER T. SCANLON AS

VICE PRESIDENT OF FINANCE, CFO AND TREASURER

BRIDGEVILLE, PA, April 3, 2018 – Universal Stainless & Alloy Products, Inc. (Nasdaq: USAP) announced today that Christopher T. Scanlon has been named Vice President of Finance, Chief Financial Officer and Treasurer of the Company, effective April 2, 2018.

Mr. Scanlon, 42, has over 18 years of steadily increasing financial leadership experience across a range of corporate, divisional and public accounting positions. Mr. Scanlon most recently served as Controller and Chief Accounting Officer of Nasdaq-listed L.B. Foster Company, a leading international manufacturer and distributor of products and services for transportation and energy infrastructure with over $500 million in reported annual revenue in 2017, which he joined in 2012. During his tenure there, Mr. Scanlon served as Acting Chief Financial Officer, from April 2017 until September 2017, where he oversaw all financial aspects of the company. Mr. Scanlon also worked closely with the operating units at L.B. Foster on annual budgeting, capital expenditures and cost reduction initiatives. From 2009 to 2012, Mr. Scanlon was a Division Controller for Education Management Corporation, a provider of post-secondary education in North America previously listed on Nasdaq. Prior to that, Mr. Scanlon held positions of increasing responsibilities with Bayer Corporation, the U.S. operations of Germany-based Bayer AG, and previously Nasdaq-listed Respironics, Inc.

Mr. Scanlon began his finance career with Ernst & Young LLP in Pittsburgh. He holds a Bachelor of Science in Accounting from Florida State University and a Master of Science in Taxation from Robert Morris University. Mr. Scanlon is a Certified Public Accountant in the Commonwealth of Pennsylvania.

Chairman, President and CEO Dennis Oates commented: “Chris’ highly relevant public company finance experience, his proven track record of results along with his energy and focus are an ideal match for Universal Stainless as we continue to drive the transformation of Universal Stainless. We are truly excited to have Chris join our team.”

Mr. Scanlon commented: “Universal Stainless is a dynamic company that is executing an exciting growth strategy. I look forward to working with Denny Oates and everyone at Universal Stainless to continue to deliver on that strategy and to help take the Company to the next phase of its growth.”

About Universal Stainless & Alloy Products, Inc.

Universal Stainless & Alloy Products, Inc., headquartered in Bridgeville, PA, manufactures and markets semi-finished and finished specialty steels, including stainless steel, tool steel and certain other alloyed steels. The Company’s products are used in a variety of industries, including aerospace, power generation, oil and gas, and heavy equipment manufacturing. Established in 1994, the Company, with its experience, technical expertise, and dedicated workforce, stands committed to providing the best quality, delivery, and service possible. More information is available at www.univstainless.com.

Forward-Looking Information Safe Harbor

Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among others, the concentrated nature of the Company’s customer base to date and the Company’s dependence on its significant customers; the receipt, pricing and timing of future customer orders; changes in product mix; the limited number of raw material and energy suppliers and significant fluctuations that may occur in raw material and energy prices; risks related to property, plant and equipment, including the Company’s reliance on the continuing operation of critical manufacturing equipment; risks associated with labor matters; the Company’s ongoing requirement for continued compliance with laws and regulations, including applicable safety and environmental regulations; the ultimate outcome of the Company’s current and future litigation and matters; risks related to acquisitions that the Company may make; and the impact of various economic, credit and market risk uncertainties. Many of these factors are not within the Company’s control and involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance suggested herein. Any unfavorable change in the foregoing or other factors could have a material adverse effect on the Company’s business, financial condition and results of operations. Further, the Company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the Company’s control. Certain of these risks and other risks are described in the Company’s filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.

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